Exhibit 23.1

Moore Stephens Frost
425 West Capitol
Suite 3300
Little Rock, Arkansas 72201

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors

Midwest Investors of Renville, Inc.

d/b/a/ Golden Oval Eggs

Re: Pre-effective Amendment No. 6
to Registration Statement on Form S-4,
Registration Number 333-112533

to be filed August 11, 2004

We consent to the use in Amendment No. 6 to this Registration Statement of Golden Oval Eggs, LLC on Form S-4 of our report dated October 10, 2003, except for Note 17, as to which the date is July 26, 2004, on the financial statements of Midwest Investors of Renville, Inc. d/b/a/ Golden Oval Eggs appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Selected Financial Data” in such Prospectus.

/s Moore Stephens Frost
Moore Stephens Frost

Little Rock, Arkansas

August 11, 2004